UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ASA GOLD AND PRECIOUS METALS LIMITED

 (Name of Registrant as Specified In Its Charter)

AXEL MERK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

An Important Message from:

May 15, 2025

Dear Fellow ASA Shareholder,

Activist investor Saba Capital is seeking to expand ASA’s Board of Directors in a way that would give itself a controlling majority.

Saba has suggested repurposing ASA into a fixed income fund. Unfortunately, that’s not a bad joke. Your engagement is needed to preserve ASA as your gold and precious metals investment.

Visit saveasa.com to learn more about Saba’s conduct, what’s at stake, and how you can help protect ASA’s future.

Saba Capital has called a special meeting to add its hand-picked nominee to ASA’s Board. If successful, Saba’s nominee would join two existing Saba Directors—giving Saba a 3-2 majority and control over ASA’s Board.

This would overrun ASA’s independent legacy Directors -- who are working to ensure that shareholders have a real choice about ASA’s future.

Ignore any proxy card from Saba, do not vote their gold card. WAIT UNTIL I SEND YOU A WHITE CARD. VOTE AGAINST SABA’S PROPOSALS ON THE WHITE CARD.

There may be multiple communications and votes ahead, each affecting ASA’s future. Please stay alert—your engagement is critical to protecting ASA’s role as a leading precious metals and mining fund.

Share your contact information at saveasa.com so we can connect directly and ensure you have the latest updates. Together, we can protect ASA’s mission and secure its future for all shareholders.

Thank you for helping to save ASA.

/s/ Axel Merk

 Axel Merk

Shareholder, ASA Gold and Precious Metals Limited

An Important Message from:

Together with his wife, Axel Merk owns over 300,000 shares of ASA Gold and Precious Metals Limited. He also serves as President and Chief Investment Officer of Merk Investments LLC, ASA’s investment adviser, and as Chief Operating Officer of ASA.

This is a proxy solicitation by shareholder Axel Merk, made solely in his individual capacity. It is not part of a solicitation by ASA Gold and Precious Metals Limited (the “Company”), or any other shareholder, or group.

Mr. Merk will be filing a proxy statement with the United States Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the documents free of charge at the SEC’s website, http://sec.gov.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE PROPOSALS.

This message does not constitute a solicitation by Axel Merk of any approval or action of its shareholders. Mr. Merk will be soliciting proxies from shareholders against the Proposals. Mr. Merk also serves as President of Merk Investments LLC, the Company’s investment adviser, and as the Company’s Chief Operating Officer. You can obtain more information about Axel Merk and his positions and ownership in the Company’s common stock, by accessing his Proxy Statement on the SEC’s website at http://sec.gov. Updated information with respect to Mr. Merk’s security holdings and the Proposals will be included in the final proxy statement to be filed with the SEC.

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